Exhibit 99.1
STONE ENERGY CORPORATION
Announces Derbio Drilling Results
LAFAYETTE, LA. April 24, 2018
Stone Energy Corporation (NYSE: SGY) (“Stone” or the “Company”) today announced that the Derbio exploration well (Mississippi Canyon Block 72 #3 well) reached total depth and encountered reservoir-quality sands in the targeted objective that did not contain commercial saturations of hydrocarbons. The partners are now evaluating the possible development of the Rampart Deep well as a single-well tieback. Working interest partners in the Derbio prospect are Stone with 40%, Deep Gulf Energy III, LLC with 30%, and two entities managed by Ridgewood Energy Corporation, Ridgewood Rampart, LLC and ILX Prospect Rampart, LLC, each owning 15%.

Forward-Looking Statements
Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities or results that Stone plans, expects, believes, projects, estimates, or anticipates will, should, or may occur in the future, including future production of oil and gas, future capital expenditures and drilling and completion of wells, and future financial or operating results are forward-looking statements. All forward-looking numbers are approximate. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing, extent, and volatility of changes in commodity prices for oil and gas; operating risks; liquidity risks, including risks relating to our bank credit facility and the Company's ability to access the capital markets; political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico basin; risks related to our previously announced combination with Talos; and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as filed with the Securities and Exchange Commission (“SEC”). For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements. Stone assumes no obligation and expressly disclaims any duty to update the information contained herein, except as required by law.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with an additional office in New Orleans. Stone is engaged in the acquisition, exploration, development, and production of properties in the Gulf of Mexico basin. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com